Execution version

Exhibit 10.6

THIS AGREEMENT IS SUBJECT TO THE TERMS OF A SUBORDINATION AND INTERCREDITOR AGREEMENT DATED AS OF AUGUST 3, 2018, BY AND AMONG, AMONG OTHERS, SUBORDINATED CREDITOR AND GORDON BROTHERS FINANCE COMPANY, AS SENIOR AGENT (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED IN ACCORDANCE WITH ITS TERMS, THE “SUBORDINATION AGREEMENT”).  In the event of any conflict between the terms of the SUBORDINATION Agreement and this agreement, the terms of the SUBORDINATION Agreement shall control.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF (EACH, A “TRANSFER”) ONLY IF SUCH SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR IF SUCH TRANSFER IS MADE PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH STATE SECURITIES LAWS AFTER PROVIDING AN OPINION OF COUNSEL TO SUCH EFFECT.

SUBORDINATED EXCHANGE NOTE

Dated as of August 3, 2018

FOR VALUE RECEIVED, Cherokee, Inc., a Delaware corporation (the “Issuer”), hereby promises to pay, without setoff, deduction, recoupment or counterclaim, to Ravich Revocable Trust of 1989, a trust established by Jess M. Ravich (the “Holder”), or his permitted assigns, the principal sum of $4,400,000, together with interest thereon from the date of this Subordinated Exchange Note (this “Note”) through the date that all principal and accrued interest under this Note is paid in full. The obligations under this Note are guaranteed by that certain Guaranty, dated as of the date hereof, among certain affiliates of the Issuer (the “Guarantors”) in favor of the Holder.

Subject to the terms hereof, on November 2, 2021 (the “Maturity Date”), the entire outstanding principal balance of this Note, plus any and all accrued and unpaid interest thereon, shall be due and payable in full by the Issuer to the Holder.

Reference is made to that certain Financing Agreement, dated as of the date hereof, among the Issuer, certain of its affiliates as guarantors, Gordon Brothers Finance Company, as administrative and collateral agent (the “Senior Agent”), and the lenders party thereto from time to time (as amended, restated, supplemented or otherwise modified from time to time, the

“Senior Financing Agreement”). All capitalized terms used in this Note that are not otherwise defined herein shall have the same meanings herein as set forth in the Senior Financing Agreement.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, and the Issuer agree:

1.Interest. This Note shall bear interest on the principal amount hereof from time to time outstanding until repaid, at a rate per annum equal to the LIBOR Rate (as defined below) plus the Applicable Margin (as defined below).  Interest on this Note shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which the Note is made and at maturity (whether upon demand, by acceleration or otherwise).  Any interest not paid when due shall accrue interest as provided in this Section 1, including clause (iv)(3) of the definition of Applicable Margin below.

“Applicable Margin” means, as of any date of determination:

(i)From the date hereof through August 2, 2019, 8.75%.

(ii)From August 3, 2019 and thereafter, the relevant Applicable Margin shall be set at the respective level indicated below, based upon the Consolidated EBITDA for the trailing twelve month period of the Issuer and its subsidiaries.  For purposes of the immediately preceding sentence, Consolidated EBITDA of the Issuer and its subsidiaries shall be as defined in the Senior Financing Agreement.  Consolidated EBITDA shall be calculated as of the end of the most recent fiscal quarter of the Issuer and its Subsidiaries for which quarterly financial statements have been delivered to the Senior Agent pursuant to the terms of the Senior Financing Agreement:

Pricing Level	Consolidated EBITDA	Applicable Margin
1	< $10,000,000	8.75%
2	≥ $10,000,000 and < 15,000,000	8.50%
3	≥ $15,000,000	8.25%

(iii)Subject to clause (iv) below, the adjustment of the Applicable Margin (if any) will occur five (5) business days after the date the Senior Agent receives the quarterly financial statements required to be delivered pursuant to the terms of the Senior Financing Agreement.

(iv)Notwithstanding the foregoing:

(1)the Applicable Margin shall be set at Pricing Level 1 in the table above if for any period the Senior Agent does not receive the financial statements as required pursuant to the terms of the Senior Financing Agreement, and for the period commencing on the date such financial statements were required to be delivered through the date on which such financial statements and certificate are actually received by the Senior Agent;

(2)in the event that the financial information required to be delivered pursuant to the terms of the Senior Financing Agreement is inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any fiscal period, then the Applicable Margin for such fiscal period shall be adjusted retroactively (to the effective date of the determination of the Applicable Margin that was based upon the delivery of such inaccurate financial information) to reflect the correct Applicable Margin, and the Issuer shall promptly make payments to the Holder to reflect such adjustment;

(3)if an Event of Default has occurred and is continuing and the Applicable Margin is being determined pursuant to clause (ii) above, the Applicable Margin shall be 10.75% until the date such Event of Default is cured or waived; and

(4)any provision or definition of the Senior Financing Agreement incorporated or referenced in this Section 1 shall be deemed at all times to be in the form in which it existed on the date hereof, provided that any modification of the applicable margin table in the definition of Applicable Margin under the Senior Financing Agreement that results in an increase in the overall interest rates from time to time under the Senior Financing Agreement shall automatically modify the Applicable Margin under this Note unless waived by Holder in writing in Holder’s sole and absolute discretion.

“LIBOR Rate” means the greater of (a) two percent (2.00%), and (b) the offered rate per annum for three-month deposits of U.S. Dollars that appears on Reuters Screen Page LIBOR 01 at approximately 11:00 A.M. (London, England time) two (2) business days prior to the first day of such month; provided that, if such rate is not available, the LIBOR Rate shall be deemed to be a comparable successor or alternative rate that is, at such time, designated by the Senior Agent to be the rate utilized under the Senior Financing Agreement in lieu of LIBOR or, if the monetary obligations under the Senior Financing Agreement are no longer outstanding or the Senior Agent has not specified a rate in lieu of LIBOR, the rate that is, at such time, broadly accepted by the loan market in lieu of LIBOR; provided, further, notwithstanding anything to the contrary contained herein, until such time as the monetary obligations under the Senior Financing Agreement are paid in full, any alternative LIBOR Rate utilized under this Note shall not exceed the LIBOR Rate applicable to the Senior Financing Agreement.  LIBOR Rate shall be determined on a monthly basis.

All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed

2.Payments.  Payments of principal and interest are payable by the Issuer in lawful monies of the United States of America via wire transfer in immediately available funds for deposit in the account(s) designated in writing by the Holder prior to the date of such payment.

3.Mandatory Prepayment. In each case subject to the terms of the Subordination Agreement, the Issuer shall make mandatory prepayments on this Note as follows:

(a)Upon any Disposition (as defined in the Senior Financing Agreement) of Non-Primary Brands (as defined in the Senior Financing Agreement) by any Loan Party or its Subsidiaries, the Issuer shall promptly (and in any event within two (2) Business Days) prepay the outstanding principal amount of the Note, in an amount equal to 50% of the Net Cash Proceeds (as defined in the Senior Financing Agreement) received by such Person in connection with such Disposition.

(b)upon any Disposition (excluding Dispositions which qualify as Permitted Dispositions (as defined in the Senior Financing Agreement) under clauses (a), (b), (c), (d), (e), (f), (g), (i), (j), (k), (l), (m), (n) or (q) (without limiting clause (a) above) of the definition of Permitted Disposition set forth in the Senior Financing Agreement) by any Loan Party or its Subsidiaries, the Issuer shall promptly (and in any event within two (2) Business Days) prepay the outstanding principal amount of this Note, in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Holder as a prepayment of the Note) shall exceed for all such Dispositions $250,000 in any Fiscal Year; provided that no such prepayment shall be required to the extent such proceeds are used to replace, repair or restore properties or assets (other than current assets) used or useful in such Person’s business in accordance with Section 2.05(c) of the Senior Financing Agreement;

(c)upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), or upon an Equity Issuance (other than, so long as no default or Event of Default has occurred and is continuing, Excluded Equity Issuances (as defined in the Senior Financing Agreement)), the Issuer shall promptly (and in any event within two (2) Business Days) prepay the outstanding principal amount of this Note, in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith; and

(d)upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Issuer shall promptly (and in any event within two (2) Business Days) prepay the outstanding principal amount of this Note in an amount equal to 100% of the Net Cash Proceeds received by such Person; provided that no such prepayment shall be required to the extent such proceeds are used to replace, repair or restore properties or assets (other than current assets) used or useful in such Person’s business in accordance with Section 2.05(c)(v) of the Senior Financing Agreement.

Notwithstanding anything to the contrary contained herein, no prepayment shall be required pursuant to this Section 3 to the extent such proceeds have been, or will be, applied to the prepayment of the Loans in accordance with Section 2.05(c)(v) of the Senior Financing Agreement.

4.Yield Maintenance.  (a) Subject to the terms of the Subordination Agreement, to the extent that any Lender or Agent makes any claim for additional payments pursuant to the terms of Section 2.10 of the Senior Financing Agreement, Holder shall be entitled to receive any such additional payments to the extent such additional payments would be due to Holder if it were a Lender under the Senior Financing Agreement.

(b)If at any time on or prior to May 4, 2019, (i) (x) this Note is accelerated (or deemed accelerated), (y) the Issuer repays this Note (other than unasserted contingent obligation) in full in cash, or (z) the Issuer repays or is required to pay this Note in whole or in part, including, without limitation, as a voluntary or mandatory prepayment, as a result of an acceleration (including an automatic acceleration) of this Note after the occurrence of an Event of Default or upon the commencement of any proceeding pursuant to any Debtor Relief Law, or as a result of any refinancing of the Note, then on the effective date of such payment the Issuer shall pay to the Holder a prepayment premium equal to the greater of (i) 3.00% of the principal amount of this Note paid or required to be paid and (ii) the Lost Yield Revenue (as defined below) in respect of the principal amount of this Note paid or required to be paid.

“Lost Yield Revenue” means, with respect to any amount of this Note being paid or required to be paid at any time on or prior to May 4, 2019, the sum of (a) the amount of interest that would have accrued on such amount during the first nine-months of the term of the Note minus (b) the portion of such interest that actually has been paid.

5.Events of Default.  The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)Issuer (i) fails to pay the principal or interest when required hereunder, and Issuer fails to cure such breach within five days of the date when due, or (ii) is in breach of any of the other terms, provisions or conditions set out in this Note, and Issuer fails to cure such breach within 30 days after notice thereof is provided by Holder;

(b)Issuer or any Guarantor (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, or (iii) shall make a general assignment for the benefit of creditors;

(c)any proceeding shall be instituted against Issuer or any Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or

(d)Issuer or any Guarantor shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of indebtedness (excluding indebtedness evidenced by this Note) having an aggregate principal amount outstanding in excess of $750,000, including, without limitation, the Senior Financing Agreement, and such failure shall continue after the applicable grace or cure period, if any, specified in the agreement or instrument relating to such indebtedness, or any other default under any agreement or instrument relating to any such indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, in each case including, without limitation, the Senior Financing Agreement, if the effect of such default or event is to accelerate the maturity of such indebtedness; or any such indebtedness shall be accelerated, declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such indebtedness shall be required to be made, in each case, prior to the stated maturity thereof.  Waiver of any such default by the Holder shall not constitute a waiver under this event of default unless agreed by the Holder in writing.

6.Rights of Holder.  Upon the occurrence and during the continuance of any Event of Default, unless such Event of Default has been waived in writing by the Holder, Holder may declare all outstanding obligations and liabilities of the Issuer payable hereunder to be immediately due and payable; provided that, in the case of an Event of Default described in paragraphs (b) or (c) above, all amounts payable by the Issuer hereunder, including, without limitation, the principal balance and all accrued interest on this Note, shall automatically become immediately due and payable, without notice, action or election by the Holder. In addition to the foregoing remedies, Holder may exercise any other right, power or remedy granted to it or otherwise permitted to it by law or under any other agreement either by suit in equity or by action at law, or both.  No failure on the part of the Holder in exercising any right or remedy hereunder, and no single, partial or delayed exercise by the Holder of any right or remedy shall preclude the full and timely exercise by the Holder at any time of any right or remedy of the Holder hereunder without notice. No course of dealing or other conduct, no oral agreement or representation made by the Holder or usage of trade shall operate as a waiver of any right or remedy of the Holder.

7.Prepayment.  This Note may be prepaid in whole or in part at any time, together with any accrued and unpaid interest, without premium, penalty or discount.

8.Successors and Assigns.  The rights and obligations of the Issuer and the Holder of this Note shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees. The Issuer may not assign this Note, in whole or in part, without the written consent of the Holder. Subject to the Subordination Agreement, Holder may transfer, assign, hypothecate or otherwise convey its rights and obligations under this Note and any related documents and agreements, including the right to receive payment hereunder to any Affiliates of the Holder, without the consent of the Issuer or any Guarantor.

9.Waiver and Amendment.  Any provision of this Note may be amended, waived or modified upon the written consent of the Issuer and Holder.

10.Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be hand delivered or sent via facsimile, overnight courier service or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed or sent to the respective parties at such address for a party as shall be furnished the other party hereto in writing.

11.Indemnification; Waivers.  (a) In addition to the Issuer’s other obligations under this Note, the Issuer agrees to defend, protect, indemnify and hold harmless the Holder and all of its Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:  (i) the negotiation, preparation, execution or performance or enforcement of this Note or any other document executed in connection with the transactions contemplated by this Note, (ii) any Holder’s furnishing of funds to the Issuer under this Note, including, without limitation, the Issuer’s use of the proceeds thereof, (iii) the Holder relying on any instructions of the Issuer or the handling of the collateral pledged by the Issuer in support of this Note, (iv) any matter relating to the transactions contemplated by this Note or by any document executed in connection with the transactions contemplated by this Note, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Issuer shall not have any obligation to any Indemnitee under this subsection (a) for any breach of the Subordination Agreement by the Indemnitees or for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b)To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 11 may be unenforceable because it is violative of any law or public policy, the Issuer shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c)The Issuer shall not assert, and hereby waives, any claim against the Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Note or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Issuer hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d)The indemnities and waivers set forth in this Section 11 shall survive the termination of this Note; provided, however, no monetary amount of such indemnities and waivers shall be included in the amount that the Issuer is required to pay to the Holder in order to fully repay, cancel and terminate this Note and discharge any guaranties or liens securing repayment of this Note unless a claim by a Person has been made against an Indemnitee that constitutes an Indemnified Matter and the monetary amount of such claim remains unsatisfied.

(e)The Issuer hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Note.

12.Expenses. The Issuer agrees to pay, without duplication, within 3 Business Days after receipt of an invoice that sets forth such costs and expenses in reasonable detail, all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of the Holder, including, without limitation, reasonable and documented fees, out-of-pocket costs and expenses of counsel for the Holder (but limited to one primary counsel), and in connection with (a) the negotiation, preparation, execution, delivery, performance and administration of this Note and the other documents entered into in connection herewith, (b) any requested amendments, waivers or consents to this Note and the other documents entered into in connection herewith whether or not such documents become effective, (c) the enforcement of any rights under this Note and the other documents entered into in connection herewith and the preservation and protection of the Holder’s rights under this Note and the other documents entered into in connection herewith, (d) the defense of any claim or action asserted or brought against the Holder by any Person that arises from or relates to this Note or the other documents entered into in connection herewith, or the Holder’s claims against the Issuer, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Note or the other documents entered into in connection herewith, (f) the filing of any petition, complaint, answer, motion or other pleading by the Holder, or the taking of any action in respect of the collateral or other security, in connection with this Note or the other documents entered into in connection herewith, except (i) in each case under clauses (d), (e) and (f), no reimbursement shall be required to the extent any such costs and expenses are the result of the gross negligence, willful misconduct of or breach of a funding obligation under the Note or the other documents entered into in connection herewith by such Person claiming reimbursement, as determined by a final, non-appealable judgment of a court of competent jurisdiction and (ii) no reimbursement shall be required to the extent any such costs and expenses are the result of a breach of the Subordination Agreement by the Holder.  Without limitation of the foregoing:  (y) the Issuer agrees to pay all stamp, document, transfer, recording, filing or similar fees or Taxes required to be paid under applicable law in connection with this Note and the other documents entered into in connection herewith, and the Issuer agrees to save the Holder harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission by the Issuer to timely pay any such fees or Taxes, and (z) if the Issuer fails to perform any covenant or agreement contained in this Note and the other documents entered into in connection herewith, the Holder may itself perform or cause performance of such covenant or agreement, and the expenses of the Holder incurred in connection therewith shall be reimbursed on demand by the Issuer.  The obligations of the Issuer under this Section 12 shall survive the repayment of this Note and discharge of any liens granted in connection herewith.

13.Governing Law.  THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

14.CONSENT TO JURISDICTION.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS NOTE, THE ISSUER HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  THE ISSUER HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ISSUER AT 5990 Sepulveda BoulevarD, Sherman Oaks, CA 91411 (or such other address as shall be designated by written notice to the Holder from time to time), SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.  THE ISSUER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE HOLDER TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE ISSUER IN ANY OTHER JURISDICTION.  THE ISSUER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT THE ISSUER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE ISSUER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS NOTE.

15.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS NOTE, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER NOTE DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS NOTE, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  ISSUER CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT HOLDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.  ISSUER HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER ENTERING INTO THIS NOTE

16.Entire Agreement.  This Note contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes every course of dealing, other conduct, oral agreement or representation previously made by the parties.  In the event that any court of competent jurisdiction shall determine that any provision, or portion thereof, contained in this Note shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and the remaining provisions of this Note shall nevertheless remain in full force and effect.

17.Subordination.  Notwithstanding anything contained in this Note to the contrary, the rights and benefits of the Holder hereof, including any successor or assign, are subject and subordinated pursuant to the terms of the Subordination Agreement, and Holder shall not exercise any rights or remedies under this Note except as expressly permitted by the Subordination Agreement.

18.Note Issued in Exchange for Existing Participations.

(a)The extensions of credit made under the Senior Financing Agreement will be used, in part, to refinance obligations outstanding under that certain Financing Agreement (the “Existing Facility”), dated as of December 7, 2016 (as amended) entered into by the Issuer, Cerberus Business Finance, LLC, a Delaware limited liability company, as administrative agent and collateral agent, and the lenders from time to time party thereto.  The Holder has heretofore purchased a junior participation in the Existing Facility.

(b)In order to fully refinance, cancel and discharge the Existing Facility, Issuer and Holder have agreed, pursuant to an exchange agreement, that Holder will exchange its participation interest in the Existing Facility for this Note as a replacement instrument issued directly by Issuer on substantially equivalent terms and conditions as such participation interest.

19.Reporting.  Issuer agrees that it will promptly, and in any event within (5) five Business Days, after receipt of any written request therefore from Holder deliver to Holder any financial statements, notices, reports or other information delivered by or on behalf of Issuer to the Senior Agent pursuant to Section 7.01(a) of the Senior Financing Agreement.   For avoidance of doubt, Issuer shall not deliver any material non-public information to Holder unless specifically requested by Issuer in writing.

[Signature Page Follows]

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed as of the date first above indicated.

CHEROKEE INC., as Issuer

By:	/s/ Henry Stupp
Name:	Henry Stupp
Title:	Chief Executive Officer

Signature Page to

Ravich Exchange Note

AGREED AND ACCEPTED:

RAVICH REVOCABLE TRUST OF 1989

By:	/s/ Jess M. Ravich
Name:	Jess M. Ravich
Title:	Trustee

Signature Page to

Ravich Exchange Note